UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): November 13, 2006
NOVELLUS SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)
California
(State or Other Jurisdiction of Incorporation)

0-17157	77-0024666
(Commission File Number)	(I.R.S. Employer Identification No.)
4000 North First Street, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)
(408) 943-9700
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.
Item 5.02(b).
In connection with the appointment of William H. Kurtz as the principal accounting officer of the Company, described in Item 5.02(c) below, Thomas R. Foy, who had been the principal accounting officer, was replaced by Mr. Kurtz as the principal accounting officer, effective November 13, 2006. Mr. Kurtz remains the Company’s Executive Vice President and Chief Financial Officer.
Item 5.02(c).
Effective November 13, 2006, the board of directors of the Company appointed William H. Kurtz to discharge the duties of principal accounting officer of the Company in addition to his current duties as the Company’s Executive Vice President and Chief Financial Officer.
Mr. Kurtz, age 49, is currently Executive Vice President and Chief Financial Officer of the Company. Since joining the Company in September 2005, Mr. Kurtz has served as the Company’s Executive Vice President and Chief Financial Officer.
Prior to joining the Company, Mr. Kurtz was senior vice president and chief financial officer at Engenio Information Technologies, Inc., a subsidiary of LSI Logic Corporation. From July 2001 to February 2004, Mr. Kurtz served as Chief Operating Officer and Chief Financial Officer of 3PARdata, Inc., a privately held data storage company. From August 1998 to June 2001, Mr. Kurtz served as Executive Vice President and Chief Financial Officer of Scient Corporation, a provider of Internet consulting and IT professional services. From July 1983 to August 1998, Mr. Kurtz served in various capacities at AT&T, including Vice President of Cost Management and Chief Financial Officer of AT&T’s Business Markets Division. Prior to joining AT&T, he worked at Price Waterhouse, now PricewaterhouseCoopers LLP. Mr. Kurtz is a certified public accountant and received a Bachelor of Science degree in Commerce from Rider University and a Master of Science in Management from Stanford University, Alfred P. Sloan Program. He is currently a member of the board of directors and chair of the audit committees at PMC-Sierra, Inc. and Redback Networks, Inc.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELLUS SYSTEMS, INC.
Date: November 17, 2006	By:	/s/ Richard S. Hill
Richard S. Hill,
Chairman and Chief Executive Officer